As filed with the Securities and Exchange Commission on July 13, 2023

Registration Statement No. 333-195627
Registration Statement No. 333-202901
Registration Statement No. 333-218063
Registration Statement No. 333-225271
Registration Statement No. 333-233394
Registration Statement No. 333-246350
Registration Statement No. 333-258777
Registration Statement No. 333-266785

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT NO. 333-195627
REGISTRATION STATEMENT NO. 333-202901
REGISTRATION STATEMENT NO. 333-218063
REGISTRATION STATEMENT NO. 333-225271
REGISTRATION STATEMENT NO. 333-233394
REGISTRATION STATEMENT NO. 333-246350
REGISTRATION STATEMENT NO. 333-258777
REGISTRATION STATEMENT NO. 333-266785

UNDER THE SECURITIES ACT OF 1933
Ares Management Corporation
(Exact name of Registrant as specified in its charter)

Delaware	80-0962035
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067
(Address, including zip Code, of Principal Executive Offices)

Ares Management Corporation Third Amended & Restated 2014 Equity Incentive Plan
Ares Management Corporation 2023 Equity Incentive Plan
(Full title of the plan)
Naseem Sagati Aghili
c/o Ares Management Corporation
2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067
(310) 201-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Philippa M. Bond, P.C.
H. Thomas Felix
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor, Los Angeles, California 90067
Tel (310) 552-4200
Fax (310) 552-5900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer	☐	Smaller Reporting Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On April 25, 2023, the Board of Directors of Ares Management Corporation (the “Company”) approved the Ares Management Corporation 2023 Equity Incentive Plan (the “2023 Plan”), which was subsequently approved by the Company’s stockholders on June 12, 2023, and no further awards will be made under the Ares Management Corporation Third Amended and Restated 2014 Equity Incentive Plan (the “Prior Plan”). The 2023 Plan also authorizes up to 69,122,318 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”) that may be issued thereunder, and pursuant to the “evergreen” provision of the 2023 Plan, the total number of shares of Class A common stock subject to the 2023 Plan shall be increased on the first day of each fiscal year beginning in calendar year 2024 by a number of shares of Class A common stock pursuant to a specified formula.

In connection with the Prior Plan, as of the date hereof, 32,444,942 shares of the Company’s Class A common stock (the “Prior Plan Registered Shares”), were previously registered for issuance under the Prior Registration Statements (as defined below) and as of the date hereof remained unissued under the Prior Plan. The purpose of this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to (i) the Registration Statement on Form S-8 (File No. 333-195627) filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2014, (ii) the Registration Statement on Form S-8 (File No. 333-202901) filed with the Commission on March 20, 2015, (iii) the Registration Statement on Form S-8 (File No. 333-218063) filed with the Commission on May 17, 2017, (iv) the Registration Statement on Form S-8 (File No. 333-225271) filed with the Commission on May 30, 2018 and a post-effective amendment to such Registration Statement (File No. 333-225271) filed with the Commission on November 26, 2018, (v) the Registration Statement on Form S-8 (File No. 333-233394) filed with the Commission on August 21, 2019, (vi) the Registration Statement on Form S-8 (File No. 333-246350) filed with the Commission on August 14, 2020, (vii) the Registration Statement on Form S-8 (File No. 333-258777) filed with the Commission on August 13, 2021 and (viii) the Registration Statement on Form S-8 (File No. 333-266785) filed with the Commission on August 11, 2022 (collectively, the “Prior Registration Statements”), is to register the Prior Plan Registered Shares for issuance under the 2023 Plan in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43. No additional securities are being registered by this Post-Effective Amendment.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register 36,677,376 additional shares of Class A common stock for issuance under the 2023 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan covered by this Post-Effective Amendment as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K (File No. 001-36429) for the fiscal year ended December 31, 2022, filed on February 24, 2023.

(b) The Company’s Quarterly Report on Form 10-Q (File No. 001-36429) for the quarterly period ended March 31, 2023, filed on May 8, 2023.

(c) Item 5.02 of the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on January 5, 2023; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on February 28, 2023; and the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on June 15, 2023.

(d) The description of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K (File No. 001-36429) for the fiscal year ended December 31, 2022, filed on February 24, 2023.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A common stock will be passed upon for us by Kirkland & Ellis LLP, Los Angeles, California. An investment vehicle comprised of certain partners of Kirkland & Ellis LLP and their related persons owns interests representing less than 1% of the capital commitments of funds affiliated with the Company.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporate Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify them against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify them under Section 145.

The Company’s Second Amended and Restated Certificate of Incorporation provides that in most circumstances the Company will indemnify the following persons on an after tax basis, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any indemnitee may be involved (“Proceedings”), or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of the Company’s Second Amended and Restated Certificate of Incorporation: (a) each member of the Company’s board of directors and each of the Company’s officers, (b) each record holder of Class B common stock, (c) Ares Management GP LLC (the “Former General Partner”), (d) any person or entity who is or was a tax matters partner or partnership representative, member, manager, officer or director of any record holder of Class B common stock or the Former General Partner; (e) any member, manager, officer or director of any record holder of Class B common stock or the Former General Partner who is or was serving at the request of any record holder of Class B common stock or the Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another person or entity; provided that such person or entity will not be indemnified solely for providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (f) any person or entity who controls any record holder of Class B common stock or the Former General Partner and (g) any person a record holder of Class B common stock, in its sole discretion, designates as an indemnitee.

The Company agrees to provide this indemnification (i) unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent or (ii) in connection with any

Proceeding (or part thereof) commenced by such person or entity unless (x) the commencement of such Proceeding (or part thereof) by such person or entity was authorized by the board of directors or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such person or entity was entitled to indemnification pursuant to the Company’s Second Amended and Restated Certificate of Incorporation. Any indemnification under these provisions will only be out of the Company’s assets. The Former General Partner is not personally liable for, and does not have any obligation to contribute or loan funds or assets to the Company to enable it to effectuate, indemnification. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons for the Company’s activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the Company’s Second Amended and Restated Certificate of Incorporation.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Document
3.1	Second Amended and Restated Certificate of Incorporation of Ares Management Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-36429) filed with the Commission on November 5, 2021).
3.2	Bylaws of Ares Management Corporation (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on November 15, 2018).
5.1*	Opinion of Kirkland & Ellis LLP.
10.1	Third Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-36429) filed with the SEC on February 28, 2022).
10.2
Ares Management Corporation 2023 Equity Incentive Plan (incorporated herein by reference to Annex B to the Company’s Definitive Proxy Statement (File No. 001-36429) filed with the Commission on April 28, 2023.

10.3*	Form of Restricted Unit Agreement under the 2023 Equity Incentive Plan.
10.4*	Form of Deferred Restricted Unit Agreement under the 2023 Equity Incentive Plan.
10.5*	Form of Director Restricted Unit Agreement under the 2023 Equity Incentive Plan.
10.6*	Form of Executive Officer Time-Based Restricted Unit Agreement under the 2023 Equity Incentive Plan.
10.7*	Form of Executive Officer Performance-Based Restricted Unit Agreement under the 2023 Equity Incentive Plan.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

*Filed herewith.

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 9 above, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 13, 2023.

ARES MANAGEMENT CORPORATION

By:	/s/ Jarrod Phillips
Name:	Jarrod Phillips
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Antony P. Ressler	Executive Chairman & Co-Founder	July 13, 2023
Antony P. Ressler

By:	/s/ Jarrod Phillips	Chief Financial Officer (Principal Financial & Accounting Officer)	July 13, 2023
Jarrod Phillips

By:	/s/ Michael J Arougheti	Director, Co-Founder, Chief Executive Officer & President (Principal Executive Officer)	July 13, 2023
Michael J Arougheti

By:	*†#	Director & Co-Founder	July 13, 2023
David B. Kaplan

By:	*†#	Director, Co-Founder & Chairman of Private Equity Group	July 13, 2023
Bennett Rosenthal

By:	#	Director & Head of Credit Group	July 13, 2023
R. Kipp deVeer

By:	#	Director	July 13, 2023
Antoinette Bush

By:	*†#	Director	July 13, 2023
Paul G. Joubert

By:	*†#	Director	July 13, 2023
Michael Lynton

By:	#	Director	July 13, 2023
Eileen Naughton

By:	*†#	Director	July 13, 2023
Dr. Judy D. Olian

By:	/s/ Antony P. Ressler
Antony P. Ressler
As Attorney-in-Fact for the individuals noted above with an asterisk

By:	/s/ Michael J Arougheti
Michael J Arougheti
As Attorney-in-Fact for the individuals noted above with a dagger

By:	/s/ Naseem Sagati Aghili
Naseem Sagati Aghili
As Attorney-in-Fact for the individuals noted above with a number sign